Exhibit 5.1
UBS AG Bahnhofstrasse 45 CH-8098 Zurich Switzerland

May 23, 2008 WIA | LII 311878 | WIA | 000154.doc
Homburger AG Weinbergstrasse 56 | 58 CH-8006 Zürich Postfach 194 | CH-8042 Zürich
UBS AG – Registration Statement

Telefon +41 43 222 10 00 Fax +41 43 222 15 00 lawyers@homburger.ch	Ladies and Gentlemen:

We, Homburger AG, have acted as special Swiss counsel to UBS AG, a Swiss corporation (the Company), in connection with the registration under the Securities Act of 1933 (the Act) on Form F-3 (the Registration Statement) of rights to subscribe for new shares of the Company (Bezugsrechte) (the Purchase Rights) and a certain number of registered shares of CHF 0.10 nominal value each of the Company (the Offered Shares) to be issued in connection with a share offering with Purchase Rights granted pro rata to shareholders of the Company.

We have been requested to render an opinion in connection with certain matters of Swiss law.

I.	BASIS OF OPINION

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by the Swiss courts. In the

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absence of statutory or established case law, we base our opinion on our independent professional judgment.

This opinion is also confined to:
(i)	the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter; and

(ii)	the documents listed below.
For the purpose of giving this opinion, we have only examined originals or copies of the following documents:
(i)	a copy of the Registration Statement dated April 8, 2008, as amended by Post-Effective Amendment No. 1, dated April 22, 2008, and the prospectus supplement dated May 23, 2008 (collectively, the Registration Statement);

(ii)	a copy of the articles of incorporation of the Company in their version of April 23, 2008 (the Articles);

(iii)	a copy of the shareholders’ resolution of the Company dated April 23, 2008, as to the share offering (the Shareholders’ Resolution);

(iv)	a copy of the resolution of the board of directors of the Company, dated May 21, 2008; and

(v)	an electronic copy of an excerpt from the Commercial Register of the Canton of Zurich dated May 22, 2008, relating to the Company (the Excerpt).
No documents have been reviewed by ourselves in connection with this opinion other than those listed above, the sufficiency of which we confirm for purposes of this opinion. Accordingly, our opinion is limited to the above documents and their impact on the parties under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning as defined herein.

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II.	ASSUMPTIONS

In rendering the opinions below, we have assumed the following:
(a)	the issuance of the Purchase Rights and the Offered Shares will be made in accordance with Swiss law, the Articles and the Shareholders’ Resolution;

(b)	the board of directors of the Company will duly and validly resolve on the issuance of the Purchase Rights and the Offered Shares, and the (i) payment of the issuance price, (ii) requisite confirmation of a Swiss bank, (iii) requisite report of an auditing company subject to governmental supervision, (iv) amendments to the Articles and (v) entry of the Offered Shares into the competent commercial registers, will be given or made, all in compliance with Swiss law;

(c)	the Articles and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles or the Excerpt as of the date hereof;

(d)	all documents purporting to be copies of originals are complete and conform to the originals; and

(e)	the resolutions of the ordinary shareholders’ meeting of the Company held on April 23, 2008, will not be challenged by any shareholder.
III.	OPINION

Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:
1.	The Company has been duly incorporated, and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all necessary authority to conduct its business as described in the Articles.

2.	The Purchase Rights, if and when issued and delivered in accordance with Swiss law and the Articles, will be validly issued and enforceable against UBS.

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3.	The Offered Shares, if and when issued and delivered in accordance with Swiss law and the Articles, will be validly issued, fully paid and non-assessable.
IV.	QUALIFICATIONS

The above opinion is subject to the following qualifications:
(a)	We are admitted to the Zurich bar and do not hold ourselves to be experts in any laws other than the laws of Switzerland. Accordingly, our opinion is confined to Swiss law. We have abstained from examining any issues of any other laws.

(b)	We express no opinion as to the accuracy or completeness of the information set out in the Registration Statement or of the representations and warranties set out in the Registration Statement.

(c)	Further, we express no opinion as to banking or insurance regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

(d)	This opinion relates to the laws of Switzerland in effect on the date hereof. Such laws are subject to change.

(e)	The registration of the Offered Shares in the Commercial Register of the Canton of Zurich and/or the Canton of Basel-City may be prevented by any dissenting shareholder in accordance with Art. 162 et seq. of the Ordinance regarding the Commercial Register (Handelsregisterverordnung).

(f)	Notwithstanding registration of the Offered Shares with the Commercial Registers of the Cantons of Zurich and Basel-City, the respective shareholders’ resolution may be challenged by a dissenting shareholder in court within two months after the respective shareholders’ meeting. However, in view of Swiss corporate practice it is highly unlikely that any such shareholder lawsuit will be brought after registration of the Offered Shares in the Commercial Registers.

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We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

This opinion is addressed to the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Rights and Ordinary Shares” contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Registration Statement, and, except as provided in the immediately preceding paragraph, it may not be used, copied, circulated or relied upon by any party or for any other purpose without our prior written consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Very sincerely yours,

HOMBURGER AG

Dr. Claude Lambert